Exhibit 10.1.4


                            LEASE AMENDMENT THREE
                              (Space Reduction)

      THIS LEASE AMENDMENT THREE ("Amendment") is made and entered into as of the 23rd day of December, 2002, by and between CMD REALTY INVESTMENT FUND II, L.P., an Illinois limited partnership ("Landlord"), and UNIVIEW TECHNOLOGIES CORPORATION, a Texas corporation ("Tenant ").

      A. Landlord and Tenant are the current parties to that certain lease ("Original Lease") dated October 18, 1999, for premises currently known as Suites 2050 and 2070 (the, "Premises") in the building (the "Building") known as Bent Tree Green, located at 17300 North Dallas Parkway, Dallas, Texas (the "Property," as may be further described below), as amended by Lease Amendment One dated November 10, 1999, and Lease Amendment Two dated January 10, 2000 (collectively, and as amended herein, the "Lease").

      B. Tenant desires to surrender a portion of the Premises to Landlord, and Landlord is willing to accept such surrender on the terms and provisions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

      1. Space Reduction; Remaining Premises. Effective on January 31, 2003 (the "Reduction Date"):

           a. the space known as a portion of Suite 2050 (the "Reduction Space"), which shall be deemed to contain 1,955 square feet of rentable area, the approximate location of which is shown on Exhibit A hereto, shall be subtracted from the Premises, and shall be deemed surrendered by Tenant to Landlord, and the Lease shall be deemed terminated with respect thereto, and

           b. the balance of the Premises shall consist of the space known as Suite 2070 and the remaining portion of 2050 (the "Remaining Premises"), which shall be deemed to contain 749 and 6,248 square feet of rentable area respectively, the approximate location of which is shown on Exhibit A hereto.

      2. Base Rent; Additional Rent; Tenant's Share. Tenant shall continue to pay all rentals and other charges under the Lease until the Reduction Date. Commencing on February 1, 2003; (a) Tenant shall pay Base Rent through the expiration date under the Lease ("Expiration Date") in the amount of $12,244.75 per month, and (b) "Tenant's Share" shall be five and 054/1,000 percent (5.054%) with respect to the Remaining Premises.

      3. Prorations. If the Reduction Date occurs other than on the beginning of the applicable payment period under the Lease, Tenant's obligations shall be prorated on a per diem basis. If any charges respecting the Reduction Space have not been determined by the Reduction Date, Tenant shall pay upon request Landlord's reasonable estimate of such charges, subject to adjustment after the actual charges have been determined (and Tenant shall remain liable for all rentals and other charges accruing with respect to the Reduction Space prior to the Reduction Date).

      4.   Parking, Signs, Demising Wall and Other Matters.  On the Reduction
 Date: (a) any rights to parking spaces, directory board listings, or other items provided under the Lease on a quantity basis shall, at Landlord's option, be reduced pro rata based on the reduction in square footage hereunder (and any remaining parking spaces available to Tenant shall, at Landlord's option, be unreserved and/or uncovered), and (b) any other exterior or interior sign rights provided under the Lease shall be deleted (except any existing rights of Tenant under the Lease to have elevator lobby signs on floors during any periods when Tenant is leasing and occupying all rentable square footage thereon). Tenant shall promptly pay Landlord's reasonable charges for removing such directory board listings and signs, as additional rent; provided, at Landlord's option, Tenant shall cause such signs to be removed in a good and workmanlike manner, in accordance with the provisions of the Lease relating to work performed by Tenant, and as otherwise approved or directed in writing by Landlord. Landlord reserves the right to install a wall demising off the Reduction Space from the Remaining Premises; in such case, Tenant shall promptly reimburse Landlord's costs in connection therewith, as additional rent.

      5. Other Terms; Certain Provisions Deleted. Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space accruing through the Reduction Date, including those provisions relating to the condition of the Reduction Space, and removal of Tenant's personal property therefrom, upon termination or expiration of the Lease. On and after the Reduction Date, all terms and conditions then or thereafter in effect under the Lease, as amended herein, shall apply to the Remaining Premises, except as provided to the contrary herein. Notwithstanding the foregoing to the contrary, this Amendment is intended to supersede any rights of Tenant under the Lease to expand, reduce or relocate the Premises, or extend or renew the term of the Lease, or terminate the Lease early, and all such provisions are hereby deleted.

      6. Representations. Tenant represents that, except for a sublease to Winterstone Financial, Ltd., it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space, and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and agrees to indemnify and hold harmless Landlord and its employees, agents and affiliates from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation attorney's fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering leases for the Reduction Space with other parties. If Tenant shall violate any provision hereof, or if Tenant's representations herein shall be false or materially misleading, Landlord shall have the right to declare the reduction of the Premises under this Amendment null and void, and to reinstate the Lease with respect to the Reduction Space through the remainder of the current term, in addition, to and not in lieu of, any other rights or remedies available to Landlord.

      7. Confidentiality. Tenant shall keep the content and all copies of this document and the Lease, all related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, with respect to any party other than Tenant's except to the extent reasonably required for proper business purposes by Tenant's employees, attorneys, insurers, auditors, lenders, and permitted successors and assigns (and Tenant shall obligate any such other parties to whom disclosure is permitted to honor the confidentiality provisions hereof), except as may be required by Law or court proceedings.

      8. Real Estate Brokers. Tenant represents and warrants that Tenant has not dealt with any broker, agent or finder in connection with this Amendment, and agrees to indemnify and hold Landlord, and it employees, agents and affiliates harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with this Amendment.

      9. Guarantors. This Amendment shall be of no force or effect unless and until accepted by any guarantors of the Lease, who by signing below shall further confirm that their guarantee shall apply to the Lease as amended herein.

      10. Offer; Miscellaneous. Sections 11, 12, and 13 of Lease Amendment Two are incorporated herein as though fully set forth.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

          LANDLORD:      CMD REALTY INVESTMENT FUND II, L.P.,
          ---------      an Illinois limited partnership
                         By:  CMD/Fund II GP Investments, L.P.,
                         an Illinois limited partnership, its general partner
                         By:  CMD REIM II, Inc., an Illinois corporation,
                         its general partner
                         By:  /s/ Robert C. Gibbons
                         Robert C. Gibbons, Vice President

            TENANT:      UNIVIEW TECHNOLOGIES CORPORATION
            -------      a Texas corporation
                         By: /s/ Patrick A. Custer
                         Patrick Custer, President